Exhibit 4.4

KINDER MORGAN, INC.

FOREIGN SUBSIDIARY EMPLOYEES STOCK PURCHASE PLAN

1.

Purpose.  The purpose of this Kinder Morgan, Inc. Foreign Subsidiary Employees Stock Purchase Plan (the "Plan") is to encourage and enable eligible employees of selected foreign subsidiaries of Kinder Morgan, Inc. (the "Company") to acquire proprietary interests in the Company through the ownership of Common Stock, in order to establish a closer identification of their interests with those of the Company by providing them with another and more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating employees to remain in the employ of and to give greater effort on behalf of their employers.  It is not the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code").

2.

Definitions.  Unless the context clearly requires a different meaning, the following words or terms, when used herein, shall have the following respective meanings:

(a)

"Account" shall mean the separate book entry account(s) which the Plan Administrator shall maintain for each Participant under the Plan.

(b)

"Board" shall mean the Board of Directors of the Company.

(c)

"Closing Price" on a particular date shall mean and refer to the closing price of the Stock on the New York Stock Exchange, Inc. composite tape on such date, or if no such prices are reported on that date, on the preceding day on which such prices of the Stock are so reported.  If the Stock is not listed on the New York Stock Exchange at the time a determination of its Closing Price is requested to be made hereunder, then the determination of Closing Price shall be made by the ESPP Committee in such a manner as its deems appropriate.

(d)

"Company" shall mean Kinder Morgan, Inc., a Kansas corporation, and its successors.

(e)

"Date of Purchase" shall mean the last trading day of the Purchase Period, or such other date as specified in Paragraph 17 herein, on which date shares of Stock relating to Options for such Purchase Period shall be purchased.

(f)

"Effective Date" shall mean April 1, 2006, provided that the Plan is approved by the shareholders of the Company at the 2006 annual shareholders meeting.

(g)

"Election to Purchase Shares" shall mean a statement signed by an Eligible Employee on a form provided by the Plan Supervisor indicating the employee elects to purchase and authorizing a payroll deduction for the purchase of as many Shares of stock as the amount of his accrued payroll deductions at the end of any Offering can purchase.

(h)

"Eligible Employee" or "Employee" shall mean and refer to all persons regularly employed by a Participating Subsidiary; provided however, that "Employee" or "Eligible Employee" shall not include:

(1)

an individual whose customary employment is for twenty hours or less per week;

(2)

an employee who is included in a unit of employees covered by a collective bargaining agreement, unless such agreement expressly provides for coverage under this Plan; or

(3)

an individual who would, after an Offering under this Plan, own or be deemed to own, or hold options to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries.

(i)

"Enrollment Date" shall mean the first day of each Purchase Period.

(j)

"ESPP Committee" shall mean and refer to the committee appointed by the Board to interpret and oversee the administration of this Plan.

(k)

"Option" or "Options" shall mean and refer to the right or rights granted to Eligible Employees to purchase the Company's Common Stock under an Offering made under this Plan.

(l)

"Participant" is an Employee who is eligible to be and becomes a Participant in an Offering in accordance with the provisions of Paragraph 7 herein.

(m)

"Participating Subsidiary" shall mean a Subsidiary that has been designated by the Board to participate in this Plan.

(n)

"Plan" shall mean and refer to this Kinder Morgan, Inc. Foreign Subsidiary Employees Stock Purchase Plan, as it may be amended from time to time.

(o)

"Plan Administrator" shall mean and refer to the Plan Administrator appointed by the Board to administer this Plan.

(p)

"Plan Year" shall mean the period beginning on each January 1 and ending on the following December 31.

(q)

"Plan Supervisor" shall mean and refer to the person(s) designated pursuant to Paragraph 4 herein to assist Employees and/or Participants in Plan matters.

(r)

"Purchase Period" or "Offering" shall mean and refer to a three month period beginning on each January 1, April 1, July 1 and October 1.

(s)

"Rule 16b-3" shall mean Rule 16b-3, as currently in effect or as hereinafter modified or amended, promulgated under the Securities Exchange Act of 1934.

(t)

"Shares," "Stock" or "Common Stock" shall mean and refer to shares of common stock of the Company, par value $5.00.

(u)

"Subscription/Enrollment Deadline" shall mean, for each Purchase Period, the date which is two weeks prior to an Eligible Employee's first payday during such Purchase Period.  Notwithstanding the foregoing, a newly-hired Employee shall have an initial Subscription/Enrollment Deadline, which shall be the date which is 30 days after such Employee's date of hire.  Thereafter, such newly-hired Employee shall be subject to the Subscription/Enrollment Deadline described in the first sentence of this paragraph.  Elections to Purchase Shares during each Purchase Period must be received no later than the applicable Subscription/Enrollment Deadline, as provided in Paragraph 7.(a) and 7.(b) herein.  Notwithstanding the preceding sentence, the ESPP Committee, in its discretion, may allow Employees to file an Election to Purchase Shares after a Subscription/Enrollment Deadline for a particular Purchase Period, to be effective as of the first payroll period beginning after the Election to Purchase Shares is filed.  Such discretion, if exercised, must be applied to all Employees for such Purchase Period.

(v)

"Subsidiary" means an entity in which the Company has a direct or indirect ownership interest.

3.

Number of Shares Under the Plan.  A total of 1,000,000 Shares of Common Stock may be sold to Eligible Employees under this Plan.  These may be new issue Shares or may be Shares reacquired by the Company, both at the sole option of the Company.  Such Shares may be sold pursuant to one or more Offerings under the Plan. The aggregate number of Shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph 17 herein with respect to Shares subject to Options then outstanding.

4.

Administration of the Plan.  This Plan shall be administered by a Plan Administrator appointed from time to time by the Board.  The Plan Administrator is vested with full authority to administer the Plan.  The ESPP Committee is vested with full authority to interpret this Plan, to make, interpret, amend and rescind such rules and regulations regarding this Plan as it may deem advisable and equitable, including rules and regulations in respect of participation of employees on statutory leave, and to make all other determinations deemed necessary or advisable for the operation of this Plan.  The ESPP Committee's determinations as to the interpretation and operation of this Plan shall be final and conclusive.

To aid in fulfilling its responsibilities, the ESPP Committee may appoint one or more Plan Supervisors and the ESPP Committee may allocate to each person so appointed certain limited responsibilities to carry out the directives of the ESPP Committee in all phases of the operation of the Plan.  Specifically, the ESPP Committee may delegate to such agent or agents any of its responsibilities under the Plan except its responsibilities to establish the maximum and minimum dollar amounts to be paid by any single Eligible Employee for the purchase of Stock during any Offering, allocations of available Stock, and its authority to construe and interpret the provisions of the Plan.

All actions taken by the Plan Administrator, and all actions taken, and all interpretations and determinations made by the ESPP Committee and the Plan Supervisor in good faith (including determinations of fair market value) shall be final and binding upon Eligible Employees, Participants, the Company and all other interested persons.  Neither the Plan Administrator nor any member of the ESPP Committee nor the Plan Supervisor shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the ESPP Committee and the Plan Supervisor shall be fully protected by the Company with respect to any such action, determination or interpretation.

The ESPP Committee may act by a majority vote at a regular or special meeting of the ESPP Committee or by decision reduced to writing and signed by a majority of the ESPP Committee without holding a formal meeting.

Vacancies in the membership of the ESPP Committee arising from death, resignation or other inability to serve shall be filled by appointment by the Board.

The Company will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares, except the costs associated with the issuance of Share certificates.

5.

Offering Periods.  The Plan will be implemented by quarterly Offerings.  Unless the Board by resolution determines otherwise, each Offering shall commence on each January 1, April 1, July 1 and October 1, and shall continue through the last trading day of the corresponding calendar quarter, or as provided in Paragraph 17 herein.  Only one Offering may be in effect at any one time.  Participation in any Offering under the Plan shall neither limit nor require participation in any other Offering.  In no event shall an Option be exercised after the expiration of five years from the date the Option is granted.  The first Offering shall commence on the Effective Date.  Although it is presently contemplated that Offerings will be made under the Plan each year when Shares are available, the Company shall not be obligated to any Employee, Participant or other person whatsoever to make any Offering under the Plan, or having made any Offering or Offerings, to make any further Offering or Offerings under the Plan.

6.

Number of Shares Which May be Purchased.  Each Eligible Employee shall be granted an Option to purchase as many shares of Stock as the amount of his accrued payroll deductions at the end of any Offering can purchase, not to exceed the number of Shares determined by dividing the total sum of his authorized payroll deductions for the Purchase Period by the Option price per Share (as set forth in Paragraph 8); provided, no Employee may be granted an Option to purchase Shares which permits his rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds in any one calendar year $25,000 (United States) of the fair market value of the stock determined as of the date the Option to purchase is granted.  Notwithstanding the foregoing, subject to the limits set forth in this paragraph, the Board may set in any Offering a maximum number of Shares for which a Participant may be granted an Option.

In the event the total number of Shares included in all Elections to Purchase Shares under any Offering of Shares made under the Plan exceeds the available Shares, the ESPP Committee reserves the right to allocate the number of Shares which Participants may purchase in such manner as it deems fair and equitable, and notify each Participant of such allocation.

All shares included in any Offering under this Plan which are not issued shall be available for inclusion in any subsequent Offering under this Plan.

7.

Participation in the Plan; Payroll Deductions.

(a)

An Eligible Employee may become a Participant by completing an Election to Purchase Shares and filing it with the Plan Supervisor no later than the Subscription/Enrollment Deadline.  No Election to Purchase Shares will be accepted from an individual who is not an Eligible Employee on the Subscription/Enrollment Deadline.  Once an Employee has enrolled in the Plan, he will remain a Participant and will participate in subsequent Offerings until: (i) he suspends his payroll deductions, or (ii) he ceases to be an Eligible Employee.  A Participant who has suspended his payroll deductions will not participate in subsequent Offerings until he re-enrolls in the Plan in accordance with this Paragraph.

(b)

If a newly hired Eligible Employee completes an Election to Purchase Shares and files it with the Plan Supervisor no later than his initial Subscription/Enrollment Deadline, such Employee shall be a Participant as of the first payroll period beginning after the date he files his Election to Purchase Shares.  Otherwise, such Employee may not become a Participant until the next Purchase Period after his initial Subscription/Election Deadline, provided he files an Election to Purchase Shares no later than the Subscription/Election Deadline for such Purchase Period.

(c)

Payroll deductions for a Participant shall be made through the end of a Purchase Period unless sooner suspended or terminated as provided in Paragraphs 14, 16 or 17 herein.  Payroll deductions shall be specified in dollar amounts up to a maximum of $23,750 (United States) per Plan Year.  Such deductions shall be in uniform amounts in conformity with the Employee's payroll deduction schedule.  There shall be no rights of prepayment.

(d)

At the end of each Purchase Period, accrued payroll deductions made for each Participant will be applied to the purchase of shares of Common Stock, including fractional shares, at the Option price determined under Paragraph 8 herein.  In no event shall any right to purchase Common Stock under the Plan be exercised for more than the available number of Shares, and, after the available Shares have been purchased, any remaining balance of any amount previously collected from the Participant shall be refunded.

8.

Option Price.  Except as otherwise provided herein, the Option price per Share shall be 95% of the Closing Price on the Date of Purchase ("Purchase Date Price"); provided that the Option price will in no event be less than the par value per Share.  The Option price shall be determined in United States dollars, and shall be converted into the currency of the country of the appropriate Participating Subsidiary, based on the foreign exchange rate between United States dollars and such other currency as published by The WM Company on the Reuters News Service page WMRSPOT01 at 4:00 p.m. London time (11:00 a.m. New York time), or any successor published currency exchange rates, as of the Date of Purchase; provided that, if the above-referenced published exchange rates and successor published exchanged rates are no longer available, then another widely published source for currency exchange rates that the ESPP Committee determines appropriate shall be used.

9.

Interest on Payments.  No interest shall accrue or be paid on sums withheld from a Participant's pay for purchase of Shares.

10.

Rights as Shareholder.  A Participant will not become a shareholder, and will have no rights as a shareholder, with respect to Shares being purchased under this Plan until after Shares are purchased and an entry of the book Shares in the Participant's name is made by the Plan Administrator in the Participant's Account.  Subject to Paragraph 12, a certificate for the Shares purchased will be issued to a Participant upon his request providing the Participant shall be required to pay all costs associated with the issuance of any certificates.

11.

Option to Purchase Shares Not Transferable.  A Participant's Option may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution, and is exercisable during his lifetime only by him.  If this provision is violated, the right of the Participant to purchase Shares shall terminate and the only right remaining to such Participant under the Plan will be to have paid over to the person entitled thereto the amount of accrued payroll deductions then credited to such Participant.

12.

Transfer of Shares to Employee After Purchase Period.  Unless an Election to Purchase Shares is suspended or canceled as provided herein or by operation of law prior to the close of business on the last trading day of the Purchase Period, the Participant's Option will be automatically exercised for him at such time and shall be reflected in the Participant's Account.  At any time after the expiration of 180 days after the last trading day of the Purchase Period, a Participant or former Participant may request, by notice delivered to the Plan Administrator in the manner prescribed by the Plan Administrator, that the Shares be issued in the name of the Participant as it appears on the records maintained by the Plan Administrator.  The Participant may direct by notice delivered to the Plan Administrator that such Shares be issued in the names of the Participant and one such other person as may be designed by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.  Upon the issuance of Shares pursuant to a Participant's request in accordance with this paragraph, such Shares shall be removed from the Participant's Account.

13.

Dividend Reinvestment.  On each date that a dividend is paid on Shares, the Company will pay to the Plan Administrator the total amount of dividends payable on each Participant's and former Participant's Shares in his Account, and the Plan Administrator shall use that amount for the purchase of Shares in the open market.  The price of Shares purchased will be the weighted average price of all Shares purchased by the Plan Administrator for each aggregate order placed by the Plan Administrator.  Purchases will be made as soon as possible after the applicable dividend payment date, but no more than five (5) days after such date.  The Shares (and fractional Shares) purchased on behalf of each Participant or former Participant shall be allocated to his Account as soon as administratively practicable after the date on which the Plan Administrator has purchased sufficient Shares to cover purchases for all Participants and former Participants.  If purchases occur at different prices, the purchase price per Share to all Participants will be based upon the average of the prices of all Shares purchased.

A Participant or former Participant may request, by notice delivered to the Plan Administrator in the method prescribed by the Plan Administrator, that dividends payable on Shares in his Account be paid in cash rather than reinvested in accordance with this Paragraph 13.  If a Participant or former Participant makes such a request, dividends on Shares in his Account will continue to be paid in cash until the Participant or former Participant requests, by notice delivered to the Plan Administrator in the method prescribed by the Plan Administrator, that dividends payable on Shares in his Account be reinvested in Shares.

14.

Change or Suspension of Payroll Deductions.  A Participant may, at any time during a Purchase Period, increase or decrease the amount of his payroll deductions to be paid for shares of Common Stock under his Election to Purchase Shares but not to an amount greater than the maximum dollar amount determined under Paragraph 7.(c) herein, by filing a written notification with the Plan Supervisor.  Such change shall be prospective only and effective as soon as practicable.

A Participant may suspend his payroll deduction without withdrawing from the Offering at any time during the Purchase Period by filing the prescribed form with the Plan Supervisor.  Such change shall be prospective only and effective as soon as practicable.  Once suspended, payroll deductions may not be resumed during the remainder of the Purchase Period.  All amounts received to the date of suspension will be applied to the purchase of Stock on the Date of Purchase.  A Participant who has suspended his payroll deductions will not participate in subsequent Offerings until he re-enrolls in the Plan in accordance with Paragraph 7.

15.

Purchase Period Limitation.  In no event shall a Participant be permitted to complete payment for Shares after the expiration of the Purchase Period pertaining to the Option.

16.

Termination of Employment.  If, prior to the last trading day of a Purchase Period, a Participant ceases to be actively employed by a Participating Subsidiary for any reason (including death, retirement, involuntary termination, with or without cause or because the Participant commences a long-term leave of absence from his employment), his Election to Purchase Shares shall be deemed to have been canceled.

For a Participant who ceases to be actively employed due to death or because the Participant commences a long-term leave of absence, other than a statutory leave, the Participant's or his legal representative's only right will be to elect to either receive in cash the total amount of accrued payroll deductions during the Purchase Period to the date the Participant ceases to be actively employed or to have the total amount of acquired payroll deductions during the Purchase Period to the date the Participant ceases to be actively employed applied to the purchase of Common Stock on the Date of Purchase.  If a Participant commences a statutory leave of absence pursuant to which employment is deemed continuous and/or a Participant is entitled to elect to continue to participate in the Plan, provided the Participant makes arrangements with the applicable Participating Subsidiary or the Plan Administrator to pay the requisite amounts that would, but for the statutory leave, be paid under the Plan through the Participant’s payroll deductions, and subject to any applicable rules or regulations established by the Plan Administrator, then the Participant may continue to participate in the Plan.

17.

Changes in Capitalization.

(a)

The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the Company's shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)

The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the Option price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the Option price per Share shall be proportionately increased.

(c)

If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted, the optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable.  If (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, (ii) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iii) or (iv) of this Paragraph 17.(c)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger in which the Company is the surviving entity but no "person" (as defined above) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) (each such event described in clauses (i), (ii), (iii) and (iv) is referred to herein as a "Corporate Change"), then effective as of a date (selected by the Board) within (a) ten days after the approval by the shareholders of the Company of such merger or consolidation, plan of complete liquidation, or sale or disposition of assets, or (b) thirty days after a Corporate Change of the type described in clause (i) or (iii), the Board, acting in its sole discretion without the consent or approval of any optionee, shall effect one of the following alternatives: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified Date of Purchase (before or after such Corporate Change) fixed by the Board, after which specified Date of Purchase all unexercised Options shall be canceled, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding Options held by such optionees as of a date, before or after such Corporate Change, specified by the Board, in which event such Options will be canceled and each such optionee will be paid an amount of cash per Share equal to the excess of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the Shares subject to such Option over the Option price of such Options for such Shares, (3) make such adjustments to Options then outstanding as the Board deems appropriate to reflect such Corporate Change (provided, however, that the Board may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that thereafter upon any exercise of an Option theretofore granted the optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of Stock as to which such Option is then applicable.

(d)

For the purposes of clause (2) in Subparagraph 17.(c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the price per Share offered to shareholders in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per Share offered to shareholders in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the Closing Price as of the date determined by the Board to be the date of cancellation and surrender of such Options, which date shall also be deemed to be the Date of Purchase of such Options for purposes of determining the Purchase Date Price.  In the event that the consideration offered to shareholders in any transaction described in this Subparagraph 17.(d) or Subparagraph 17.(c) above consists of anything other than cash, the Board shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e)

Any adjustment provided for in Subparagraphs 17.(b) or 17.(c) above shall be subject to any required shareholder action.

(f)

Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the Option price per Share.

18.

Option Agreements.  Each Option may be evidenced by a separate option agreement containing such terms and conditions, consistent with this Plan, as may be approved by the ESPP Committee.  The terms and conditions of the respective option agreements need not be identical.

19.

Application of Funds.

(a)

The Company or Participating Subsidiary will maintain payroll deduction records for each Eligible Employee who elects pursuant to the provisions of Paragraph 7 herein to participate in an Offering under the Plan on which all payroll deductions attributable to that Participant with respect to a Purchase Period will be credited.

(b)

Amounts thus credited will be under the control of the Company, may be maintained or controlled as a single fund or account, and may be used for any corporate purpose.  Amounts credited for employees of Participating Subsidiaries will be remitted to the Company from time to time.

(c)

In the event that any law or regulation, in the opinion of counsel for the Company, may prohibit the handling or use of all or any part of the funds in the manner contemplated by the Plan, the Company may deal with such funds in any lawful manner it may deem advisable, including the deposit of any such funds in a bank account(s) opened for Participants.

20.

Shareholder Approval; Governmental Approvals or Consents; Amendments or Termination.  The Plan shall be effective upon the Effective Date, provided that the Plan is approved by the shareholders of the Company at the 2006 annual shareholders meeting.  If the shareholders of the Company do not approve the Plan at such meeting, all payroll deductions contributed to the Plan by Participants shall be refunded.  This Plan and any offering and sales to Employees and Participants under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith.  Except as otherwise provided herein, the Board may terminate or make such changes in the Plan and include such terms in any Offering under this Plan as may be necessary to desirable, in the opinion of the Company's counsel, to comply with the rules or regulations of any governmental authority or any national securities exchange, or to be eligible for tax benefits under the Code or the laws of any state or country, or for any other reason.  Notwithstanding the foregoing, no termination or amendment may make any change in an Option theretofore granted which would adversely affect the rights of any Participant without such Participant's consent.  The Board may not make any amendment which would require the approval of the Company's shareholders to comply with Rule 16b-3, any rule promulgated by the New York Stock Exchange, or any other applicable laws, without approval of the shareholders of the Company.

21.

Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Supervisor in the form specified by the ESPP Committee.

22.

Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

23.

Headings.  Headings at the beginning of paragraphs are for the convenience of reference, shall not be construed as a part of the Plan, and shall not influence its construction.

24.

Employment Not Guaranteed.  Nothing contained in this Plan or any modification or amendment to the Plan, or the granting or exercise of any Option, or the payment of any other benefit hereunder, shall give any Employee, Participant or any beneficiary of an Employee or Participant any right to continue employment, any legal or equitable right against the Company or any of its Subsidiaries, its directors, officers, employees or agents, the ESPP Committee, the Plan Supervisor or any other persons, except as expressly provided by the Plan or by separate option agreements.

25.

Governing Law.  This Plan and all option agreements entered into under the Plan shall be construed in accordance with and shall be governed by the laws of the State of Texas, except as provided by the Code.

26.

Severability.  The provisions of this Plan shall be severable.  If any provision is found to be unenforceable, the balance of the Plan shall remain in effect.

IN WITNESS WHEREOF, the Company has executed this Plan to be effective on April 1, 2006.

COMPANY:

KINDER MORGAN, INC.

By:

_________________________________

Name:

_________________________________

Title:

_________________________________